UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

December 17, 2008

MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

West Virginia	000-50567	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (304) 363-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Section 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2008, MVB Financial Corporation (“MVB”) and its subsidiary, MVB Bank, Inc. (“Bank”), entered into an Employment Agreement (the “Agreement”) with Larry F. Mazza. Under the terms of the Agreement, Mr. Mazza will perform the functions of President and Chief Executive Officer of MVB and Bank as defined in Exhibit A of the Agreement. The Agreement is to become effective as of January 1, 2009, and will remain effective for one year. If no defaults exist, the Agreement will automatically renew each year for an additional one year.

According to the Agreement, Mr. Mazza must devote his full time and his best efforts to the performance of his duties for MVB and Bank. Mr. Mazza will not be employed by, nor will he devote any of his time and efforts to further the interests of any person, firm or corporation except such other entities that the Board of Directors of Bank and MVB approves.

The Agreement may be terminated by mutual agreement, For Cause with 60 days notice, without Cause with 90 days notice, death, disability, “Change of Control”, or “Constructive Termination.” For the purpose of the Agreement, “Cause” means employee acts or omissions that constitute fraud, dishonesty, excessive absenteeism, any criminal act involving the person or property of others or the general public, gross neglect of duty resulting in a substantial loss to Bank or MVB, or intentional failure to carry out reasonable and legal duties and responsibilities assigned by the Board of Directors of Bank or MVB.

“Change of Control” means an acquisition of shares in the Bank or MVB that together with the purchaser’s shares results in ownership by any person, group of persons, or other organization owning greater than 50% of the stock; or any merger, consolidation, exchange, or reorganization that Bank or MVB is a party to, but is not the surviving entity. “Constructive Termination” results from any of the following: a substantial decrease of base salary or reward opportunities; a material decrease in duties or responsibilities; a change in geographic location that would require the employee to travel more than 50 miles from the current principal office address; a material decrease in authority, duties, or responsibilities of employee’s supervisor; or any other action that would materially breach the Agreement.

Upon termination, Mr. Mazza is entitled to and will receive the following compensation: by mutual agreement – the amount that the parties agreed upon; For Cause – his base salary for any time during which he was actively employed; “without Cause” by employer – salary and benefits for a 12 month period; “without Cause” by employee – no compensation after termination date; death – survivors will receive health benefits for one year and the proceeds of life insurance provided to the employee; disability – the amount remaining for the term of the Agreement reduced by any payment from the Bank’s long-term disability policy; and “Change of Control” – base salary for the term of the Agreement and for an additional 12 months.

Mr. Mazza will be paid a base salary of $200,000. This base salary is subject to adjustment each year at the discretion of the Board of Directors of Bank. Mr. Mazza will also receive those fringe benefits afforded to other Bank officers and will be reimbursed for all reasonable expenses incurred in carrying out his duties and responsibilities. Mr. Mazza will also receive four weeks of vacation time.

During the term of the Agreement and through the end of the one year period following termination of Mr. Mazza’s employment, Mr. Mazza will not solicit or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, in any business which solicits business from any customer or supplier of Bank during the term of the Agreement, for the purpose of securing business or contracts related to the business of Bank. During the same period, Mr. Mazza will not employ, engage, recruit, or solicit for employment any person who is or becomes employed or engaged by Bank.

Previously, James R. Martin, President and Chief Executive Officer of MVB and Bank announced to MVB’s Board of Directors that he will retire as President and Chief Executive Officer of MVB and Bank. During the transition period from January 1, 2009, to Mr. Martin’s retirement on April 30, 2009, and thereafter, Mr. Mazza will serve as President and Chief Executive Officer. Mr. Martin will remain employed at MVB as Vice Chairman of the Board. It is anticipated that Mr. Martin will become Chairman of the Board in May 2009. Mr. Martin’s retirement is not the result of any disagreement with MVB or Bank on any matter relating to MVB’s or Bank’s operations, polices, or practices.

Section 9 – Exhibits

Item 9.01	Exhibits

Exhibit 10.5 – Employment Agreement between MVB Bank, Inc. and MVB Financial Corp. and Larry F. Mazza

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

December 17, 2008	MVB Financial Corp.

	By:	/s/ James R. Martin
James R. Martin,
President and Chief Executive Officer